Exhibit 10.1

BLACKSTONE MASTER AGREEMENT

This Blackstone Master Agreement (the “Agreement”) is effective as of November 16, 2023 (the “Effective Date”), and is made by and between Blackstone Administrative Services Partnership L.P., which entity has its principal place of business at 345 Park Avenue, New York, New York 10154 (hereinafter referred to as “Blackstone”) and TG-17 Inc. (d/b/a Bond), a Delaware Company, located at 85 Broad Street, 9th Floor, New York, NY 10004 (hereinafter referred to as “Vendor”). Each of Blackstone and Vendor may be referred to individually as a Party or collectively as the Parties.

WHEREAS Blackstone wishes to engage Vendor to provide certain services (collectively the “Services”) pursuant to a Statement of Work, Order Form, or similar document (collectively referred to as an “Ordering Document”), and Vendor is able and desires to provide such Services.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

a. Addendum or Addenda means any addendum identified in Section 2 of this Agreement containing Services specific terms.

b. Affiliate shall mean an entity that owns or controls, is owned or controlled by or is under common control or ownership with a party and where control means with respect to Blackstone ownership of twenty percent (20%) common ownership or any equivalent form of interest or control but shall not include any Portfolio Company and as to Vendor fifty percent (50%) or more of the outstanding voting securities of such person or entity. Control exists only as long as such person or entity meets the ownership requirements set forth herein.

c. Agreement means this master agreement, any Addendum, Statement of Work (“Ordering Documents”), and any related exhibits and or schedules agreed upon in writing by the parties hereto.

d. Blackstone Data means any data or information relating to Blackstone, generated by and/or through Blackstone’s access to and/or use of the Services, or which was input by Blackstone into Vendor’s systems or otherwise acquired by Vendor while providing Services to Blackstone, including Blackstone Confidential Information and Personal Data. Blackstone owns all right, title and interest in and to all Blackstone Data.

e. Confidential Information means (a) with respect to Blackstone, any non-public information whether or not explicitly identified as proprietary or confidential, that is in written, spoken or contained on computer systems of Blackstone, and furnished by Blackstone to Vendor or otherwise made available or accessible to Vendor in the provision or performance of Services and any other information which given its nature and the circumstances surrounding its disclosure should reasonably be construed to be confidential including, without limitation, information concerning business methods, business plans, vendor information, Blackstone Data, methodologies, internal policies and procedures, pricing terms, code, inventions, analyses, any business, technical, and financial information, documentation, data, specifications, audit reports, auditor opinion letters, user identification and passwords, and any third party software or systems and related information maintained by Blackstone which Vendor may require in order to render Services hereunder, and Personal Data and (b) with respect to Vendor any and all non-public information regarding Vendor’s business and which Vendor has marked as confidential.

f. Documentation means all documents and materials that aid in the use and operation of the Services, including (a) functional, technical, design and performance specification and characteristics, (b) product documentation, drawings, reports, notes, memoranda, and commentary, (c) installation, configuration, administration, operation and maintenance procedures and instructions, and (d) training materials, user manuals and guides.

g. Force Majeure Event means any circumstances outside either Party’s reasonable control including, but not limited to, acts of God, fire, acts of government, war, military operation or riot, accidents, embargo, industrial actions (expressly excluding any labor issues which shall be deemed to be within the control of the affected party) or terrorist threat.

h. Intellectual Property means (a) patents, (b) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including the goodwill connected with the use thereof and symbolized thereby, (c) copyrights, moral rights, works of authorship (including software) and rights in data and databases, (d) confidential and proprietary information, including trade secrets, know-how and invention rights, (e) rights of privacy and publicity, (f) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (a)-(e), and (g) all other proprietary rights.

i. Order Form means a separately executed document to be entered into by Vendor and Blackstone, or its Affiliate as applicable, incorporating the provisions of this Agreement setting forth the hardware or Software (as that term is defined in the Software License Addendum) to be provided by Vendor.

j. Personal Data means any information made available to Vendor in connection with the Services (i) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or (ii) relating to an identified or identifiable natural person; an identifiable natural person, is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to the physical, physiological, mental, economic, cultural or social identity of that natural person. Personal Data is Confidential Information and is not subject to the exceptions identified in Section 8.b of this Agreement.

k. Personnel or Consultant means Vendor’s employees, consultants, agents, sub- contractors, and independent contractors that provide services to Vendor who are assigned by Vendor to perform Services under this Agreement or any Addendum.

l. Privacy Laws means, unless superseded by the Data Privacy Addendum (as defined in Section 10 of this Agreement), any applicable law, code, rule, or regulation that regulates the processing of Personal Data in any way, including data protection laws, laws regulating marketing communications and/or electronic communications, information security regulations and security breach notification rules.

m. Processing or Process means any operation or set of operations which is performed by or on behalf of Vendor as part of the Services on Personal Data, whether or not by automated means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

n. Work Product means any work developed or conceived by Vendor and its Consultants while providing Services to Blackstone including but not limited to any written materials, inventions, documentation, discoveries, concepts, ideas, reports, processes, publications, research results or information, and all documents, data and other information of any kind including, incorporating, based upon, or derived from the same, including reports and notes prepared by Vendor.

o. Statement of Work shall mean a separately executed document to be entered into by Vendor and Blackstone, or its Affiliate as applicable, incorporating the provisions of this Agreement setting forth the Consulting Services (as that term is defined in the Professional Services Addendum) to be provided by Vendor.

2.	APPLICABLE ADDENDA. Each applicable Addendum, as indicated below, will be attached hereto as an Addendum with Services specific terms and will incorporate and be governed by the provisions of this Agreement. The parties hereby incorporate the product

Software License ☐	Information Security Addendum ☐	Managed Services ☐
Professional Services ☒	SaaS ☐	Product Purchase ☐

3.	FEES.

a. During the terms of this Agreement Vendor shall provide the Services to Blackstone at the Fees described in the applicable Ordering Document (the “Fees”). Subject to sub-section f of this Section 3, such Fees may be increased for any Services provided after the first year of Services as agreed by the parties. Unless otherwise agreed by the Parties, all Fees will be in U.S. Dollars and all Fees shall be fixed for the period described in the applicable Ordering Document..

b. All invoices shall be sent to Blackstone electronically via cXML or the Coupa Supplier Portal (“CSP”) by registering at https://supplier.coupahost.com/sessions/new. Blackstone will pay all invoices (except for amounts that are reasonably disputed by Blackstone within thirty (30) days from receipt of the invoice) that are submitted electronically within forty-five (45) days of receipt of a correct invoice. Blackstone shall have no obligation to remit payment for any invoices that are not sent to Blackstone in the manner specified in this Section 3.b. Once the Services have been or are being delivered, Vendor will invoice Blackstone with the same line-item detail (including discounts) as contained in the purchase order including the purchase order number. If the invoice is inconsistent with the purchase order or the purchase order number has been omitted or is incorrect, the invoice shall be rejected by Blackstone for re-submission by Vendor. Resubmission of an invoice shall restart the calculation of the time within which payment by Blackstone of undisputed invoices and correct invoices are due hereunder.

c. If Blackstone, in good faith, disputes any amount on an invoice, it may withhold payment of any disputed amounts. Blackstone shall pay to Vendor such withheld amounts as the parties may agree in accordance with the resolution of the dispute.

d. If Vendor does not invoice Blackstone for any Fees or Blackstone approved expenses within one hundred and eighty (180) days after the date the Services were accepted by Blackstone, Vendor shall be deemed to have waived the right to be paid for such Fees and expenses and Vendor may not subsequently submit to Blackstone any invoices for such Fees and expenses.

e. Vendor shall provide Blackstone with notice of any changes to its wire or ACH payment instructions for receipt of payment at least 180 days in advance. Such notice shall be sent to BXTIFinance@blackstone.com and procure2pay@blackstone.com.

f. In the event any Ordering Document is renewed, the Fees set forth in the applicable Ordering Document may not be increased by more than the lesser of (i) two (2%) percent of the Fees applicable in the immediately prior term and (ii) the increase (if any) in the most recently published Consumer Price Index (based on the last twelve (12) months) for All Urban Consumers published by the U.S. Department of Labor, Bureau of Labor Statistics.

4.	TAXES. Blackstone will be responsible solely for sales, use, excise, value-added, services, consumption and other similar taxes that are assessed and lawfully imposed on and required to be paid by the Blackstone (and for which no exemption is available). Vendor shall be responsible for and pay all taxes that are based on or measured by Vendor’s income, receipts (including any capital gains or minimum taxes), capital, doing business, excess profits, net worth, franchise, property, and Vendor personnel-related taxes.

5.	TERM & TERMINATION.

a. This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated earlier pursuant to this Section 5.

b. Each Ordering Document shall continue in effect through the term set forth therein, unless earlier terminated pursuant to this Section 5 or the terms of the applicable Ordering Document.

c. Without prejudice to any other rights or remedies which it may have, either party shall be entitled to terminate this Agreement or an Ordering Document if a material breach (including without limitation, failure to pay Vendor all undisputed monies due for Services rendered) continues for more than thirty (30) days after the breaching party is notified of such material breach, or immediately by forty eight (48) hours prior written notice to the party in material breach of this Agreement, when such material breach cannot be cured or there is breach of a Party’s confidentiality obligations or data protection obligations. Termination of this Agreement for material breach shall not discharge the parties’ obligations under any Ordering Documents under this Agreement, unless such material breach relates directly to such Ordering Document and the party claiming breach delivers notice of termination of such Ordering Document.

d. Notwithstanding anything to the contrary contained in this Section 5, Blackstone and Vendor may each terminate this Agreement or an Ordering Document without cause upon 30 days prior written notice. Termination of the Agreement shall terminate any Ordering Document then in effect.

6.	WARRANTIES. Vendor represents and warrants that:

(i)	It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has all rights, authorizations or licenses to provide the Services to Blackstone (directly or through a subcontractor) and Blackstone’s use as authorized herein, will not infringe, misappropriate, or otherwise violate the rights of any third party;
(ii)	It has the right to enter into this Agreement and perform its obligations under this Agreement directly or through a subcontractor without violating the terms or provisions of any other agreement or contract to which it is a party;
(iii)	It shall perform its obligations under this Agreement in compliance with all applicable laws, regulations, and ordinances;
(iv)	It is not a party identified on any governmental export exclusion lists; and
(v)	It shall comply with the confidentiality and data privacy obligations described in this Agreement or any Addendum.

EXCEPT AS DESCRIBED ABOVE, VENDOR DOES NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.	FEEDBACK. Blackstone at its option may from time to time provide suggestions, comments, or other feedback to Vendor with respect to the Services (“Feedback”). Any Feedback is provided AS IS without warranty of any kind and Blackstone shall not be responsible for any action taken or business decision made by Vendor with respect to the Feedback. Any Vendor use of the Feedback shall not reference Blackstone as the source of the Feedback or otherwise be attributable to Blackstone. Feedback shall be owned by Blackstone and Blackstone grants Vendor a license to use such Feedback.

8.	CONFIDENTIALITY.

a. Each party (the “Recipient”) acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire Confidential Information of the other party or its Affiliates (the “Discloser”) or their clients or to third parties to whom the other party owes a duty of confidentiality. Recipient agrees to hold the Confidential Information in confidence and will protect such Confidential Information from unauthorized disclosure or use with at least the same degree of care used to protect its own confidential or proprietary information but not less than a reasonable degree of care. Recipient agrees not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give, or disclose such information to third parties or to use such information for any purposes whatsoever other than the performance of this Agreement. Vendor shall advise each of its Personnel, and if applicable approved subcontractors (and their employees), who may be exposed to the Confidential Information of their obligations to keep such information confidential.

b. Confidential Information shall not include information that is:

i.	in or becomes part of the public domain other than by disclosure by Recipient in violation of this Agreement;
ii.	demonstrably known to Recipient previously, without a duty of confidentiality;
iii.	independently developed by Recipient outside of this Agreement without use of reference to the Confidential Information; or
iv.	rightfully obtained by Recipient from third parties without a duty of confidentiality; or

c. If Recipient is requested to disclose all or any part of any Confidential Information under a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency or legislative body or committee, Recipient shall, if permitted by law, (i) immediately notify Discloser of the existence, terms and circumstances surrounding such request; (ii) consult with Discloser on the advisability of taking legally available steps to resist or narrow such request and cooperate with Discloser on any such steps it considers advisable; and (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation or other reliable assurance acceptable to Discloser that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed. Discloser shall reimburse Recipient for reasonable legal fees and expenses incurred in Recipient’s effort to comply with this provision.

d. Upon the termination or expiration of this Agreement or any Ordering Document (or earlier if requested by Blackstone), Vendor shall at its cost return to Blackstone (or destroy) all copies of documents, papers or other material which may contain or be derived from the Confidential Information (excluding for purposes of this Section 8.d, this Agreement), including all Work Product, which are in Vendor’s possession or control, together, if requested by Blackstone, with a certificate signed by Vendor in form and substance satisfactory to Blackstone, stating that all the Confidential Information has been returned.

e. Each party acknowledges that Confidential Information is unique property of extreme value to the Discloser, and that the use or disclosure of Confidential Information in violation of this Section would cause irreparable harm that could not be compensated by monetary damages. Accordingly, each party agrees that the Discloser may seek injunctive and preliminary relief to remedy any actual or threatened breach of this Section, in addition to any other legal or equitable remedies available to the Discloser, without the posting of a bond or other security.

9.	INFORMATION SECURITY.

a. Vendor shall implement, monitor, and maintain appropriate security measures, policies, and procedures to (1) ensure the security and confidentiality of Blackstone Data (2) protect against any anticipated threats or hazards to the security or integrity of Blackstone Data, and (3) protect against unauthorized access to or use of Blackstone Data. Vendor shall periodically provide, at Blackstone’s written request (email being sufficient), current information, and documentation (including, but not limited to, audits of its security measures, policies and procedures, summaries of test results, or other equivalent evaluations) confirming Vendor has satisfied its obligations under the preceding sentence.

b. Vendor shall (i) only process or use Confidential Information for the purpose of providing the Services and performing its obligations under this Agreement; and (ii) implement and maintain administrative, technical and physical safeguards (the “Security Procedures”) designed to: (a) ensure the security and confidentiality of Confidential Information and of “Nonpublic Personal Information” (as that term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations); (b) protect against any anticipated or reasonably likely threats or hazards to the security or integrity of Confidential Information and Nonpublic Personal Information; (c) protect against any actual or suspected unauthorized access to or use, disclosure, procession or acquisition of Confidential Information and Nonpublic Personal Information that could result in harm or inconvenience to Blackstone, its employees, customers or consumers; and (d) ensure the proper disposal of Confidential Information and Nonpublic Personal Information. Vendor shall identify to Blackstone a Vendor representative who will serve as a 24/7 data security contact.

c. Vendor warrants and covenants its Security Procedures will, at all times during the term of this Agreement, (i) comply with all laws and regulations applicable to Vendor, (ii) meet or exceed the then current information security standards and practices that are commonly utilized by the leading service providers in Vendor’s industry that have access to Blackstone Data, and (iii) in no event offer less protection than that which the Vendor affords to its own confidential information and materials.

d. Unless otherwise agreed by Blackstone in writing, Vendor will not modify the Security Procedures in any way that might reasonably be expected to reduce the overall scope or level of security protections that (i) were in effect as of the Effective Date of this Agreement or (ii) were enhanced or increased after the Effective Date.

e. An Information Security Incident means (i) the failure of Vendor’s Security Procedures and other security measures set forth in Section 9.c or (ii) a mistake or malicious act by one of Vendor’s employees, agents or approved contractors that results in the loss of any data.

f. If Vendor becomes aware of any actual or suspected Information Security Incident, Vendor will promptly take appropriate actions to contain and mitigate the Information Security Incident. Vendor shall promptly (subject to any delay requested by an appropriate law enforcement agency), but in no event more than twenty-four (24) hours after discovery notify Blackstone by telephone and by email to security@blackstone.com of such Information Security Incident. Such notice shall summarize in reasonable detail the effect on Blackstone, if known, of the Information Security Incident and the corrective action taken or to be taken by Vendor. Vendor shall provide Blackstone with the name of a security representative who can be reached with security questions or security concerns twenty-four (24) hours per day, seven (7) days per week, during the scope of Vendor’s investigation.

g. Vendor shall promptly take all necessary and advisable corrective actions and shall cooperate fully with Blackstone in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. Vendor shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Information Security Incident; and (iii) provide Blackstone with such assurances as Blackstone shall request that such Information Security Incident is not likely to recur. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Blackstone prior to any publication or communication thereof.

h. Upon the occurrence of an Information Security Incident involving Blackstone Data in the possession, custody, or control of Vendor or for which Vendor is otherwise responsible, Vendor shall reimburse Blackstone on demand for all Notification Related Costs incurred by Blackstone arising out of or in connection with any such Information Security Incident. “Notification Related Costs” shall include Blackstone’s internal and external costs associated with addressing and responding to the Information Security Incident, including but not limited to: (a) preparation and mailing or other transmission of legally required notifications and related communications that Blackstone deems reasonably appropriate; (b) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (c) public relations and other similar crisis management services; (d) legal, consulting and accounting fees and expenses associated with Blackstone’s investigation of and response to such Information Security Incident; and (e) costs for commercially reasonable credit monitoring, identity protection and similar services that Blackstone deems are advisable under the circumstances. To the extent, the parties have entered into a Data Privacy Addendum the terms of the Data Privacy Addendum shall control with respect to Notification Related Costs.

10.	PRIVACY AND DATA PROTECTION. Vendor shall comply with Blackstone’s privacy and data protection terms set forth in Blackstone’s DPA for the purpose of protecting Personal Data that it Processes on behalf of Blackstone and its Affiliates and to ensure compliance with applicable laws, regulations and guidance concerning Personal Data.

11.	LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOST REVENUE, OR FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NO LIMITATION OR EXCLUSION OF LIABILITY SHALL APPLY WITH RESPECT TO ANY CLAIMS BASED ON A SECURITY BREACH, BREACH OF CONFIDENTIALITY OR DATA PROTECTION OBLIGATONS SET FORTH IN THE DPA OR IN THIS AGREEMENT, OR ON EITHER PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR WITH RESPECT TO ANY CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE, OR TO VENDOR’S INDEMNIFICATION OBLIGATIONS.

12.	INDEMNIFICATION. Vendor shall defend with counsel reasonably acceptable to Blackstone (or settle at Vendor’s sole expense), hold harmless and indemnify Blackstone, its Affiliates, assignees and each of its and their managing directors, its officers, directors, employees, agents, volunteers and subcontractors (collectively, the “Indemnified Parties”) on an ongoing basis from and against any and all suits, claims and proceedings (each a “Claim”) resulting in expenses and losses, including court costs and reasonable attorneys’ fees, damages, costs, or liability (collectively “Losses”) incurred by the Indemnified Parties which arise out of the performance or non- performance by Vendor of Services contemplated by this Agreement, including Losses arising from and relating to (i) the negligent or willful act or omission, fault, or fraud of Vendor and/or its contractors, employees or agents in the performance of duties under or related to this Agreement; (ii) the breach by Vendor of any covenant, warranty or condition of this Agreement or any breach by the Personnel of any agreements entered into individually pursuant to any Addendum; (iii) any infringement of any patent, trademark, copyright, misappropriation of any trade secret or other intellectual property or proprietary right of any third party arising out of the performance of Services or arising out of the acquisition or use by the Indemnified Parties of any Services, software, materials, equipment, combination, concepts, information or process designed, procured or delivered by Vendor pursuant to or in connection with this Agreement; (iv) any taxes, penalties, interest and/or fines assessed by any regulatory authority or governmental entity having authority over the Indemnified Parties as a result of Vendor’s failure to comply with applicable law in the performance of the Services under the Agreement; (v) the breach of any confidentiality or data protection obligations and (vii) any failure by Vendor or its Personnel to comply with applicable law and regulations in the performance of its duties under this Agreement. Blackstone may, at its expense, assist in such defense if it chooses, provided that Vendor shall control such defense and all negotiations relative to the settlement of any such claim. The Vendor shall obtain Blackstone’s prior written consent, which consent shall not be unreasonably withheld or delayed, for any settlement or compromise of any claim that does not include the unconditional release of Blackstone from the indemnified liability hereunder or requires any specific performance, non-pecuniary remedy or for the payment of any amount by Blackstone. Blackstone shall promptly provide Vendor with written notice of any claim which Blackstone believes falls within the scope of this Section 12, but failure to give such notice shall not relieve Vendor of its obligations except to the extent Vendor can demonstrate actual, material prejudice to its ability to mount a defense because of such failure. If the Services become the subject of a Claim, or Vendor reasonably believes that use of the Services may become the subject of a Claim, then Vendor may, at its own expense and option, (i) procure for Blackstone the right to continue use of the Service at no additional cost to Blackstone for such right; (ii) replace the Service with a non-infringing product while maintaining the Service’s essential specifications; (iii) modify the Service so that it becomes non-infringing while maintaining the Service’s essential specifications; or (iv) refund to Blackstone the Fees paid for the Service. This indemnity shall not be Blackstone’s sole remedy.

13.	ACCESS TO BLACKSTONE’S PREMISES. Nothing contained in the Agreement shall permit Vendor to access Blackstone’s premises unless such access is conditioned upon reasonable prior written notice to Blackstone. Any such access shall be subject to the confidentiality and data protection obligations set forth in this Agreement, any Addendum, and to Blackstone’s security procedures. Nothing in the Agreement shall be deemed to require Blackstone to disclose any information respecting its business operations or other information not directly related to the subject matter of the Agreement.

14.	INSURANCE.

a. During the term of this Agreement, Vendor shall maintain insurance in the minimum amounts as follows:

Workers Compensation	Statutory Workers Compensation in accordance with all state and local requirements of the state(s) in which work is to be performed

Employers Liability insurance with minimum occurrence limits as follows	Bodily injury by accident $1,000,000 each accident
Bodily injury by disease $1,000,000 policy limit
Bodily injury by disease $1,000,000 each employee

Commercial General Liability Insurance, written on an occurrence basis, including bodily injury, property damage, personal injury, advertising injury, products and completed operations, and contractual liability, in an amount not less than	Each Occurrence Limit $1,000,000
Products/Completed Operations Aggregate Limit $1,000,000
Advertising Injury and Personal Injury Limit $1,000,000
General Aggregate $2,000,000

Commercial Automobile Insurance (owned, non- owned or hired) in a combined single limit	$1,000,000 per accident for bodily injury and property damage liability

Umbrella or Excess Liability Insurance	not less than $10,000,000 general aggregate

Professional Liability or Errors & Omissions Insurance	$5,000,000 per claim and $5,000,000 in the aggregate; (If coverage is written on a claims–made basis, the coverage must be maintained for a period of three years post completion of contract or purchase of run- off or tail coverage.)

Commercial Crime insurance	$2,000,000 including coverage for theft or loss of money, securities, or other property (1) owned by Blackstone (2) held by Blackstone in any capacity or (3) for which Blackstone is legally liable, as a result of any dishonest or fraudulent act(s) committed by an employee of Vendor. Blackstone shall be named Loss Payee as its interests may appear in the Commercial Crime Insurance Policy

Cyberinsurance	$5,000,000 covering any and all loss, damage, liability, cost, or expense arising from, or in any way attributable to, an “Information Security Incident” involving Personal Information in Vendor’s possession, custody, or control, or for which Vendor is otherwise responsible. The Cyberinsurance required to be maintained by Vendor shall include, without limitation, coverage for legal fees; notifications; investigation/forensic and restoration costs; crisis management/public relations; credit monitoring/identity protection services; call center expenses; network interruption and extra expense/business interruption; and cyber threat extortion costs.

Property Insurance

Full replacement value of any and all property of Blackstone which may be in Vendor’s care, custody and/or control during the term of this Agreement. Blackstone shall be named as a Loss Payee as its interests may appear on the Property Insurance Policy

Full replacement value of any and all property of Vendor that may be used on Blackstone premises in connection with the

Vendor’s duties

b. All insurance policies provided and maintained by Vendor shall be underwritten by insurers that are rated “A-VII” or higher. Vendor shall be responsible for any self-insured retentions, deductibles or self-insurance associated with the coverages described in this Section.

c. Vendor’s coverage shall be primary and non-contributory to the fullest extent afforded by the policies and applicable law.

d. The Commercial General Liability Insurance, Commercial Automobile Insurance, Employer’s Liability Insurance, Cyberinsurance and Umbrella or Excess Liability Insurance shall include a waiver of the insurers’ subrogation rights and coverage and shall name Blackstone as an Additional Insured.

e. Certificates of Insurance and evidence of the foregoing endorsements shall be provided to Blackstone upon request. Such certificates shall provide that the insurer will give thirty (30) days’ written notice to Blackstone prior to cancellation of any policy or endorsement.

f. The insurance requirements in this Section do not create a limitation of Vendor’s liability under this Agreement. If any claim by Blackstone against Vendor is a claim covered by an insurance policy maintained by Vendor, any recovery of proceeds under such policy will be paid to Blackstone to the extent Blackstone’s damages exceed the limitations of liability contained in this Agreement.

15.	NO PROMOTION. Vendor agrees that it shall not, without the prior written consent of Blackstone in each instance, (i) use in advertising, publicity, marketing or other promotional materials or activities, the name, tradename, trademark, trade device, service mark or symbol, or any abbreviation adaptations, contraction or simulation thereof, of Blackstone or any of its Affiliates or their respective partners or employees or (ii) represent, directly or indirectly, that any product or any service provided by Vendor has been approved or endorsed by Blackstone or any of its Affiliates. Vendor and its contractors, employees and agents shall not hold themselves out as an employee, Affiliate, or subsidiary of Blackstone at any time while performing or providing the Services under this Agreement. Any materials provided to Vendor by Blackstone pursuant to this Agreement or in connection with Vendor’s provision or performance of Services hereunder, bearing any Blackstone names, logos, styles, or trademarks may be used by Vendor only as necessary to provide or perform Services under this Agreement. This provision shall survive termination or expiration of this Agreement.

16.	FORCE MAJEURE EVENT. Neither party shall be liable for any breach of this Agreement due to a Force Majeure Event. In the event a Force Majeure Event occurs, the affected party shall provide written notice to the other party providing all relevant information related to such Force Majeure Event. If a Force Majeure Event precludes Vendor from providing Services under this Agreement, Blackstone shall have the right to suspend payment for such Services until Vendor is able to resume providing such Services. If Blackstone has pre-paid for such Services, Vendor shall issue a pro-rata refund to Blackstone for the unused Services during the Force Majeure Event period. Unless otherwise set forth in this Agreement, if the Force Majeure Event continues for more than fifteen (15) consecutive days and the Vendor is the affected Party, then Blackstone may immediately terminate this Agreement upon written notice to Vendor. Neither Party shall be entitled to claim relief under this Section to the extent the effect of the Force Majeure Event could have been avoided or mitigated by the proper performance of its disaster recovery and business continuity obligations.

17.	TRANISITION SERVICES. In the event of a termination or expiration of this Agreement or an applicable Addendum, for any reason, at Blackstone’s request, Vendor shall continue to provide the Services and Blackstone shall continue to have all rights and obligations hereunder, including the obligation to pay Fees at the Fees set forth in the applicable Ordering Document, for a period of up to thirty (30) days to facilitate the transition of the services to a third party.

18.	GENERAL.

a. Affiliate Use Rights. Blackstone and Vendor specifically acknowledge and agree that all rights and benefits granted hereunder to Blackstone shall extend to and may be accessed by Blackstone’s Affiliates provided that the use is in accordance with this Agreement. Absent a separate Ordering Document between Vendor and a Blackstone Affiliate, Vendor shall not have the right to make a claim against or seek to hold any Blackstone Affiliates liable for any claims or damages under this Agreement. Blackstone Affiliates shall have the same licenses, rights and obligations as Blackstone with respect to this Agreement: and the term “Blackstone”, when used in this Agreement alone or as a component of another term, shall also include each Affiliate or Portfolio Company, as applicable. Vendor agrees to provide Services to any Portfolio Company on terms and conditions substantially similar to those contained in this Agreement and any applicable Ordering Document.

b. Assignment. Vendor may not assign this Agreement, or its rights under this Agreement, or delegate any duties hereunder, without the prior written consent of Blackstone. Subject to Section 18.c of this Agreement, Blackstone agrees that Vendor may subcontract its duties under the Agreement and all Ordering Documents provided Vendor remains liable for any breaches of this Agreement. Any attempted assignments or delegations by Vendor, without the prior written consent of Blackstone, shall be null and void and may be deemed by Blackstone to be a material breach of this Agreement. Notwithstanding the foregoing, either party may assign this Agreement without consent of the other party to the acquiring or surviving entity in a merger or acquisition in which either party is the acquired entity (whether by merger, reorganization, acquisition or sale of stock) or to the purchaser of all or substantially all of either party’s assets and shall provide prompt notice of such assignment to the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns.

c. Subcontracts. Vendor may enter subcontracts with third parties to perform the Services with prior notice to Blackstone and with Blackstone’s written consent which shall not be unreasonably withheld or delayed. Such notice shall include the identity and location of such third party and the services being performed. The performance of services by third parties shall not relieve Vendor of its obligations under this Agreement. The terms and conditions of any subcontract shall conform to the provisions of this Agreement.

d. Dispute Resolution. Upon request by a Party, the Parties will cause appropriate senior level executives from each Party to meet to negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. If, after five (5) business days of first meeting, the Parties are unable to resolve the dispute, each Party will then cause its senior level executives to meet to negotiate in good faith to resolve the dispute. A Party will not initiate a legal proceeding with respect to such dispute until either Party’s designated representative notifies the other that it has determined in good faith that amicable resolution is unlikely (except a Party may institute legal proceedings or dispute resolution procedures earlier than provided in this Section in order to request immediate injunctive relief or specific performance, to protect its Confidential Information or intellectual property, to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors). Discussions, documents, and correspondence exchanged pursuant to this Section for purposes of these negotiations will be deemed Confidential Information developed for purposes of settlement, exempt from discovery and production and not admissible in any legal proceeding. Vendor will continue to provide the Services and Blackstone will continue to pay for the Services pending the resolution of any dispute arising out of or relating to this Agreement.

e. Governing Law. The Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law, and each party’s consent to the exclusive jurisdiction of, and venue in, the state or federal court of competent jurisdiction in New York County, State of New York.

f. Arbitration. The Parties agree to submit any dispute arising from or relating to this Agreement to binding arbitration at the New York City offices of the American Arbitration Association (“AAA”), pursuant to the Commercial Dispute Resolution Rules of the AAA. Each party will bear its own costs of the arbitration. The award of the arbitrator shall be final, conclusive and binding upon the Parties. The arbitrator shall not have the power to add to, subtract from, or in any way modify the terms of this Agreement. Neither Party shall be entitled to recover attorneys’ fees expended in the cause of arbitration. In the event of any violation or alleged violation of Section 8 of this Agreement, Blackstone shall, in addition to all other remedies available to it, be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to first seek arbitration.

g. Notices. Any notices to the parties shall be sent to the following addresses, by registered mail or certified mail, return receipt requested or recognized overnight courier.

From Vendor to Blackstone:	From Blackstone to Vendor:

Mr. John Finley, General Counsel
Blackstone, Inc.	TG-17 Inc. d/b/a Bond
345 Park Avenue	85 Broad St.
New York, NY 10154 With a copy to: Mr. John Stecher Blackstone, Inc. 345 Park Avenue New York, NY 10154 And BXTI-contractnotices@Blackstone.com	New York, NY 10004

h. Waiver. All waivers under this Agreement must be in writing to be effective and signed by a duly authorized representative of the waiving party. No waiver by a party of any default or breach will be deemed a waiver of any subsequent default or breach. No failure or delay by a party to exercise any right it may have due to the default or breach of the other party will operate as a waiver of such default or breach or prevent the exercise of any right of such party, or the enforcement of any obligation of the other party, under this Agreement.

i. Severability and Survival. If any part of this Agreement is found to be unenforceable, the rest will remain in full force and effect and shall be interpreted to give full effect to the intent of the parties. Any rights and obligations of the parties hereunder that by their nature are reasonably intended to survive termination or expiration of this Agreement, shall survive termination or expiration of this Agreement including but not limited to the sections entitled: Definitions, Warranties, Confidentiality, Information Security, Limitation of Liability, Indemnification, Transition Services, and General.

j. Order of Precedence. To the extent that there is ambiguity or conflict between this Agreement, an Addendum or an Ordering Document the inconsistency shall be resolved by giving precedence in the following order: Addendum, this Agreement, Ordering Document.

k. Remedy. Except if expressly provided herein, no remedy specified in this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other right or remedy provided herein or available at law or in equity.

l. Exclusion of Alternative Terms. This Agreement contains the exclusive set of terms applicable to the Services, notwithstanding any other set of terms (i) that may be embedded in or displayed by the Services, during or after installation or operation of the Services, (ii) to which the Services may refer, (iii) that may accompany or be packaged with the Services, or (iv) that may be presented at any time to Blackstone personnel or agents orally, online, electronically or in writing (the foregoing, collectively, “Other Terms”), whether or not any Blackstone personnel or agent assents to the Other Terms online, electronically or otherwise at any time. Such Other Terms shall be void with respect to Blackstone.

m. Entire Agreement. This Agreement constitutes the entire agreement of the parties as to the subject matter herein and supersedes all prior oral or written agreements of the parties. This Agreement cannot be changed or modified except in a written instrument mutually agreed-upon and signed by a duly authorized representative of both parties.

n. Electronic Signatures; Counterparts. The Parties may execute this Agreement in one or more counterparts. Execution of counterparts may occur by manual signature or manual signature contained in an imaged document attached to an email transmission or by electronic signature. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement as an imaged document attached to an email transmission constitutes effective execution and delivery of this Agreement and may be used for all purposes in lieu of a manually executed copy of this Agreement. However, any Party delivering an executed counterpart of this Agreement electronically may also request a manually executed counterpart of this Agreement as soon as reasonably practicable following electronic transmission and the other Party will promptly execute and deliver the manually signed counterpart. Failure to make such request will not affect the validity, enforceability or binding effect of this Agreement.

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have caused this Agreement to be executed as of the dates set forth below.

BLACKSTONE ADMINISTRATIVE		TG-17 Inc. d/b/a Bond
SERVICES PARTNERSHIP L.P.

By:	Blackstone Holdings I – Sub GP L.L.C., Its general partner

By:	/s/John Stecher	By:	/s/Doron Kempel

Name:	John Stecher	Name:	Doron Kempel

Title:	Chief Technology Officer	Title:	CEO

Date:	12/21/2023	Date:	12/20/2023

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

This Professional Services Addendum (“PSA”) is effective as of [FILL IN] (the “PSA Effective Date”) and amends and supplements the Blackstone Master Agreement dated [FILL IN] (the “Agreement”) between Blackstone Administrative Services Partnership L.P., and TG-17 Inc. d/b/a Bond 85 Broad Street, 9th Floor, New York, NY 10004 (“Vendor”) (the “Agreement”). In the event of a conflict or inconsistency, the terms of this Addendum shall supersede those of the Agreement. Capitalized terms used but not defined in this Addendum have the meanings given to them in the Agreement.

Vendor will provide to Blackstone skilled technical, scientific, engineering or general professional services (the “Consulting Services”) set forth in an Ordering Document on the terms and conditions set forth in this PSA.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	SCOPE AND QUALITY OF CONSULTING SERVICES.

a.	Vendor shall provide Consulting Services to Blackstone as set forth in any Statement of Work (“SOW”) executed by the Parties in the form shown in Exhibit A attached to this PSA. Each SOW shall contain the names of each a Consultant performing Services covered by that SOW, their job classification, the hourly or daily rate of payment applicable to each listed Consultant, the description of Consulting Services Consultant will be providing, the name of the Blackstone project (“Project”) the Consultant is working on, each Consultant’s start date and end date on the Project, the work location of each Consultant, the name of the Blackstone manager for the Project and any such additional information, terms and conditions as the Parties may agree upon and wish to include and the effective date and duration of the SOW.
b.	Each SOW shall be consecutively numbered to facilitate identification and, when executed by an authorized representative of both Parties, shall be incorporated herein and made a part hereof. Vendor shall use its best efforts in the performance of the Consulting Services described in each SOW and shall perform said Consulting Services in a timely, professional, and satisfactory manner and in compliance with all applicable laws and then-current industry standards and in compliance with Blackstone’s guidance and standards. Vendor represents that it is not bound by any agreement or obligation that will limit or otherwise interfere with the performance of its duties hereunder. Blackstone generally will not instruct Vendor as to how to perform its consultancy duties and Vendor shall determine details and means of performing the Consulting Services as detailed in a SOW.
c.	Either Party may request a change to a SOW by describing the proposed change and reason for the change in writing to the other Party (“Change Order”). Upon receipt of such request, the receiving Party agrees to work with the requesting Party in good faith to determine the anticipated impact on the SOW. No Change Order will take effect until accepted by the parties in writing as indicated in a document signed by a duly authorized representative of both parties describing the changes to the SOW including, as applicable, changes to the scope, schedule, fees, rights and/or obligations of the Parties.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

2.	TERM AND TERMINATION.

a.	This PSA shall commence on the PSA Effective Date and remain in full force and effect until terminated pursuant to the terms herein
b.	Either party may terminate this PSA or a SOW by written notice if the other Party has committed a breach of a material term and such breach has remained uncured for thirty (30) days. Blackstone and Vendor may terminate this PSA or any SOW at any time, with or without cause, upon five (5) business days’ prior written notice. Any termination of a SOW shall not be interpreted to terminate this PSA and each Party shall continue to abide by the terms and conditions of this PSA and comply fully with its obligations hereunder and shall not in any way hinder or interrupt the performance of this PSA during any period between the date of service of a termination notice and the effective date of such termination. No termination shall relieve either party of obligations which have accrued hereunder as of the date of termination. In the event of termination for any reason, until any dispute regarding the monies due is resolved, Blackstone will only be required to pay the undisputed pro-rata portion of amounts due attributable to work performed in accordance with this Agreement before the date of termination and will be refunded a pro-rata portion of any prepaid amounts. If Blackstone terminates this PSA for cause Vendor shall be required to return any Work Product to Blackstone immediately, upon Blackstone’s request.

3.	FEES AND PAYMENT.

a.	For SOWs where Consulting Services are provided on a time and materials basis, Vendor shall submit weekly and/or monthly timesheets as required by and in the manner determined by Blackstone tracking the work the Vendor performed during the relevant period, providing hours worked by Project and by day into Blackstone’s services tracking systems. The timesheet will reference an approved Blackstone Project code and will note the Project name/description. After timesheets have been approved by the Blackstone manager, Vendor will issue invoices for Consulting Services rendered to Blackstone.
b.	For SOWs where Consulting Services are provided on a fixed fee basis, Vendor shall submit invoices in accordance with deliverables and payout schedule stipulated in the SOW. Invoices will be processed for payment after a deliverable(s) is accepted per the Acceptance process outlined in Section 4 of this PSA.
c.	Each invoice shall include: the Vendor’s name and business address, an account number, invoice number, invoice date, purchase order number (if applicable), Consultant’s name, Project or business unit code(s), a detailed description of the Consulting Services provided for the invoice period by the Vendor by Project name, the date(s) upon which Consulting Services were provided, the Blackstone Project Manager/Contact Name, and the related fees and pre- approved expenses permitted under Section 5 of this PSA, if any.
d.	Timesheets approved by Blackstone manager(s) shall also be attached to the invoice for the appropriate invoice period. If a Consultant works 10 or more hours in a given day, Blackstone will be billed one full day at the agreed upon daily rate. If a Consultant works less than 10 hours in a given day, Blackstone will be billed on a pro-rata basis. Any work on a weekend or holiday requires written pre-approval via e-mail from Blackstone.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

e.	Blackstone shall not withhold or be responsible for the direct payment of employment related or income taxes from payments to Vendor. Vendor shall be solely responsible for all income, employment, social security, and other taxes associated with this PSA, and shall hold Blackstone harmless from and against any taxes owed by Vendor. Blackstone will not provide Vendor and its Consultant’s with any Blackstone benefits including, but not limited to, workers’ compensation, disability benefits, unemployment insurance, or medical, dental, or life insurance or pension plans.

4.	Intentionally Omitted.

5.	EXPENSES. Blackstone will reimburse Vendor for documented and actual business travel or other expenses that have been pre-approved by Blackstone in writing and that are required by Vendor in furtherance of the duties specified in an applicable SOW. Expenses will not be reimbursed without detailed receipts and backup for any expenses invoiced to Blackstone.

6.	STATUS OF THE PARTIES. Vendor shall provide its Consulting Services hereunder as an independent contractor and is responsible for all payments to its Consultants. No employer-employee relationship shall exist or be deemed to exist between Blackstone and Vendor, or between Blackstone and any of Vendor’s Consultants, as a result of or in connection with this PSA. Blackstone is not liable to Vendor’s Consultants for any fees or expenses payable directly to such Consultants. Vendor may decide in its sole discretion to use the Consulting Services of its own Consultants and shall be liable for the acts, omissions, and compliance with this PSA of such Consultants, and will inform such individuals of the obligations in this PSA and warrants to Blackstone that such individuals will comply with the terms of this PSA. Blackstone will not supervise or otherwise instruct Vendor’s Consultants, and Vendor retains the sole right to discipline or reassign such individuals. Vendor shall have no authority to enter binding contracts on behalf of Blackstone.

7.	DUTY TO PRESERVE BLACKSTONE IMAGE. Vendor understands and agrees that it shall not engage in any actions or behavior that would directly reflect negatively on Blackstone. Vendor further understands and agrees that any violation or threatened violation of this section would materially and irreparably injure Blackstone and its business in a manner inadequately compensable in damages, and that therefore Blackstone may obtain injunctive relief against the breach or threatened breach of Vendor’s obligations herein in addition to any other legal remedies that may be available. This provision shall survive termination or expiration of this Agreement.

8.	RIGHTS IN WORK AND RETURN OF MATERIALS. Vendor hereby assigns Blackstone any rights that Vendor otherwise would have in Work Product and agrees that Blackstone will be deemed the sole author and owner of any copyrightable material created pursuant to this PSA. Vendor agrees to sign without charge any additional documents Blackstone may reasonably require to confirm or record Blackstone’s ownership in any Work Product. Upon Blackstone’s request at any time, Vendor will deliver any Work Product immediately to Blackstone. Vendor will return to Blackstone within ten (10) days after completion of work under this PSA or the termination of this PSA, whichever is sooner, any Work Product as defined in the preceding paragraph as well as any documents, lists, computer-generated material, computer files or information in whatever form, that the Vendor has either received from Blackstone or has prepared for Blackstone during the Vendor’s engagement with Blackstone. If Vendor receives a request or subpoena to produce or convey any Work Product, Vendor will immediately notify the General Counsel of The Blackstone Group, Inc., at 345 Park Avenue, New York, New York, 10154 or his/her designee so that Blackstone may seek a protective order if desired. This Section 7 shall survive termination of this PSA for any reason.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

9.	Vendor Representations and Warranties. With respect to the Consulting Services provided under this PSA, and in addition to the warranties set forth in the Agreement, Vendor hereby represents and warrants that:

i.	it and its subcontractors will provide all services in a professional and workmanlike manner consistent with then-current industry standards and practices and will minimize errors and disruptions during the term of this Agreement;
ii.	the Personnel assigned by it will possess the proper skill, training and experience necessary to perform the services in a competent and professional manner compatible with Blackstone’s business operations at the premises and it will provide all Consulting Services in a professional and workmanlike manner consistent with then-current industry standards and practices;
iii.	the Personnel are eligible to legally work and accept employment in the geographic locations where the service are being provided
iv.	Vendor and/or its subcontractors will hold, and will continue to hold, any and all licenses, permits or other authorizations required by law (including, but not limited to, securities laws, income and sales tax laws, consumer protections laws, occupational safety and health laws, workers’ compensation laws, and unemployment insurance laws) to provide the services as set forth in this Agreement, and it and the Personnel assigned to provide services to Blackstone are free from any legal or contractual restraints prohibiting working or the exercise of skills, including employment or non-competition agreements with other or former employers;
v.	the Consulting Services and each deliverable contemplated in this PSA and/or Ordering Document shall conform in all material respects to any documentation or specifications provided by Vendor to Blackstone and meet such other specifications for same as mutually agreed to in writing by Blackstone and Vendor from time to time;
vi.	it owns all rights, title, and interest in and to, and sole and exclusive ownership of the documentation and any material claimed by it to be its intellectual property which do not and will not infringe any third party’s rights; and
vii.	Any software provided or developed in the performance of the Consulting Services does not and shall not contain any malicious code, including any viruses, disabling code, time bombs or Trojan horses, and shall accurately process and present all date and monetary information and shall be interoperable with other software used by Vendor or Blackstone which may deliver records to such software, receive records from such software or interact with such software, including to back-up and archive data.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

10.	CONFIDENTIAL INFORMATION STATEMENT. Consultant will require Personnel assigned to provide Consulting Services to Blackstone to execute and comply with Exhibit C.

11.	AUDIT RIGHTS.

a.	Vendor shall keep detailed accounts and records of all activities carried out, and all costs and expenses incurred, in the performance of its obligations under this Agreement. Upon twenty- four (24) hours’ notice to Vendor and during normal business hours, Blackstone has the right to audit and verify Vendor’s operating environment and other areas of service (including those of any Blackstone approved subcontractors) to ensure that Vendor is maintaining adequate controls and security measures, that Vendor’s billings to Blackstone are correct, and that reports relating to Vendor’s performance are accurate. Blackstone may conduct audit and verification reviews itself or with the assistance of a third-party organization (provided that the third-party organization executes a confidentiality agreement that contains protections for confidential information comparable to this Agreement), at Blackstone’s expense, subject to Section 13.e below. All audits shall be performed in a manner intended to minimize disruption to the parties’ respective businesses.
b.	Without limiting the foregoing and to the extent required by any applicable domestic, state, federal or any foreign law or regulation, Vendor shall provide Blackstone’s and its Affiliates’ internal and external auditors as well as regulatory or supervisory authorities access to: (i) facilities where the Services are being performed; (ii) Personnel and subcontractors who are providing any of the Services; and (iii) data and records in the possession of Vendor relating to any of the Services to permit them to perform periodic onsite audits as may be required to examine Vendor’s and its Personnel’s performance of the Services and Vendor’s related technology, internal controls, security and business continuity plans and systems as well as any documents, media and other sources of information related to such Services. Blackstone shall notify Vendor as soon as reasonably practical under the circumstances after receiving a request from its Affiliates or its Affiliates internal or external auditors as well as regulators or supervisory authorities to conduct such an audit.
c.	Vendor shall assist Blackstone’s auditors (including internal audit staff), regulators, consultants and other representatives as is reasonably required. Vendor shall cooperate fully with Blackstone or its designees in connection with audit functions and with regard to examinations by regulatory authorities and shall, on a timely basis, furnish each with information requested. In no event shall Blackstone while conducting audits and investigations materially interfere with Vendor’s ability to perform its obligations under this Agreement or conduct its other operations in the ordinary course of business.
d.	Audits and inspections shall be limited to information relating to the Services, and may include: (i) Vendor’s practices and procedures; (ii) Vendor’s computer systems; (iii) Vendor’s controls and security measures and procedures; (iv) Vendor’s disaster recovery and back-up procedures; (v) any matter necessary to enable Blackstone to meet requirements of Law; (vi) Vendor’s compliance with service levels; (vii) billing data and records; and (viii) Vendor’s procedures to maintain the confidentiality of Blackstone’s Confidential Information.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

e.	Blackstone shall bear its expenses relating to any audit performed under this provision; provided, however, if any such inspection reveals any invoice or payment is not been rendered or made in accordance with the terms of this Agreement and results in an overcharge to Blackstone of five percent (5%) or more of the aggregate charges subject to audit, Vendor shall reimburse Blackstone for its reasonable internal costs and external expenses in connection with any audit without prejudice to any other remedies or claims of Blackstone. In no event shall Blackstone be obligated to pay to Vendor any costs or expenses incurred by Vendor in assisting the completion of the audits contemplated under this provision.

12.	POLICIES AND PROCEDURES.

a.	Vendor will comply with Blackstone’s vendor onboarding and risk assessment process and any ongoing confirmation and security reviews and processes to the extent attached hereto. Vendor shall and shall cause its Consultants to comply with Blackstone’s regulatory compliance, security, and work site requirements and policies to the extent they are applicable to Consultant’s performance of the Consulting Services under this PSA and an applicable SOW as attached hereto. In addition, Vendor will supply the information requested by Blackstone in Blackstone’s Vendor onboarding portal or any other form which is requested by Blackstone to collect Vendor information, including but not limited to banking and payment instructions.
b.	Vendor agrees that, in providing Consulting Services under this PSA, it shall require its Consultants to comply with applicable statutes, rules and regulations prohibiting discrimination in the workplace based on any legally protected category. Vendor agrees to comply with Blackstone’s “Sexual and Other Forms of Unlawful Harassment” policy attached hereto as Exhibit B-1. Vendor shall execute Exhibit B acknowledging Vendor’s compliance with Exhibit B-1 and anyone assigned by the Vendor to provide Consulting Services for Blackstone shall execute Exhibit B-1.
c.	Vendor agrees to ensure that anyone working on Blackstone premises who provides investment advice, or who Blackstone deems to be a “supervised person”, as defined under the Investment Advisers Act of 1940, as amended, will abide by the requirements and restrictions of the Blackstone Code of Ethics, provided such requirements and restrictions do not violate applicable law.
d.	Vendor shall cause its Consultants working at Blackstone’s facilities to honor all reasonable demands made by Blackstone’s Physical Security department. Vendor shall comply, and shall cause its Consultants to comply, with all Blackstone rules and regulations regarding hours of work, access, conduct, and otherwise applicable rules and regulations in effect at Blackstone’s premises. Blackstone reserves the right, at its sole discretion, to refuse entrance temporarily or permanently to Blackstone’s premises to any Consultants. Vendor is required to conduct background checks of all individuals considered to provide Consulting Services to Blackstone. Vendor is solely responsible for conducting background checks and ensuring background checks and decisions regarding assignment of resources comply with federal, state, and/or local law. Vendor, in compliance with federal, state and/or local law, shall not assign any individual to provide Consulting Services to Blackstone if such individual’s prior conviction record bears a direct relationship to the individual’s ability to safely provide Consulting Services to Blackstone and/or access Blackstone’s confidential information or client information. All decisions regarding assignment of resources based upon the results of background checks, or otherwise, are the sole responsibility of Vendor.
e.	If any Consultant performing Consulting Services hereunder is found to be unacceptable to Blackstone for any lawful reason, Blackstone shall have the right to notify Vendor of such fact (without waiving any other rights or remedies it may have hereunder) in writing and Vendor shall immediately remove said Consultant from performing Consulting Services hereunder and, if requested by Blackstone, provide a qualified replacement. If any anticipated or actual delays in meeting Blackstone’s deadlines or scheduled completion dates for Consulting Services performed hereunder are caused by the unsatisfactory performance of any Consultant, Vendor shall provide additional temporary personnel, as requested by Blackstone and at no charge to Blackstone, to complete the assignment involved in a timely manner.
f.	Vendor agrees that, if requested by Blackstone and if legally permissible, it will require its Consultants who will be performing Consulting Services for Blackstone, to undergo pre- employment drug screening or in the case of existing employees that are newly assigned to provide Services to Blackstone post employment drug screening(excluding legally permissible substances, subject to the laws where the candidate resides and/or performs Services) and fingerprinting as required and/or permitted by law.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have caused this Addendum, inclusive of attached Exhibits, to be executed as of the dates set forth below.

On behalf of Blackstone Administrative Services Partnership L.P.		On behalf of TG-17 Inc. d/b/a Bond

By:	Blackstone Holdings I - Sub GP L.L.C.

By:	/s/John Stecher	By:	/s/Doron Kempel
Print Name:	John Stecher	Print Name:
Title:	Chief Technology Officer	Title:	CEO
Date:	12/21/2023	Date:	12/22/2023

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

EXHIBIT A – SAMPLE STATEMENT OF WORK

Statement of Work [insert number]

This Statement of Work (“SOW”) is entered into on [Month] [Day], [Year] (the “SOW Effective Date”) by Blackstone Administrative Services Partnership L.P. (“Blackstone”) and _______________ (“Vendor”) pursuant to the Professional Services Addendum between the Parties with an Effective Date of [Month] [Day], [Year] (the “PSA”) and the Blackstone Master Agreement between the Parties with an Effective Date of [Month] [Day], [Year] (the “Agreement”). This SOW incorporates by reference the terms of the PSA and the Agreement. Unless specifically defined in this SOW, capitalized terms herein shall have the meanings set forth in the PSA or Agreement, as applicable.

Project Name:

Start Date:

End Date:

Description of Consulting Services: Blackstone Manager:

Consultant Assignment Details
Consultant Name	Title	Work Location	Start Date	End Date

Consultant Fee Details	A	B	C	D

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

Consultant Name	W-2, 1099, or “Corp-to- Corp” Consultant	Daily Professional Fee Charged to Blackstone	Employer Paid Employee Taxes Cost to Blackstone ($)	Pass Through Cost Charged to Blackstone ($)	Fee Received by Consultant ($)	Percentage Mark Up Charged to Blackstone (A- D)/D x 100 (%)

Monthly payment total not-to-exceed fee limit (if applicable):

Assumptions:

Deliverables:

Acceptance Criteria:

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have caused this SOW to be executed as of the dates set forth below.

On behalf of Blackstone Administrative Services Partnership L.P.		On behalf of Company XYZ

By:	Blackstone Holdings I-Sub GP L.L.C.

By:	/s/John Stecher	By:
Print Name:	John Stecher	Print Name:
Title:	Chief Technology Officer	Title:

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

EXHIBIT B

ACKNOWLEDGEMENT OF “SEXUAL AND OTHER UNLAWFUL FORMS OF HARASSMENT” POLICY

(TO BE SIGNED BY VENDOR)

Vendor and its Consultants agree to abide by Blackstone’s “Sexual and Other Unlawful Forms of Harassment” policy which is attached as Exhibit B-1.

I have read the foregoing and the attached policy and fully understand its terms and effects. By affixing my signature below, I hereby agree to its terms.

On behalf of		On behalf of
Blackstone Administrative Services Partnership L.P.		TG-17 Inc. d/b/a Bond

By:	Blackstone Holdings I-Sub GP L.L.C.

By:	/s/John Stecher	By:	/s/Doron Kempel
Print Name:	John Stecher	Print Name:	Doron Kempel
Title:	Chief Technology Officer	Title:	CEO
Date:	12/21/2023	Date:	12/20/203

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

EXHIBIT B-1

SEXUAL AND OTHER FORMS OF UNLAWFUL HARASSMENT

(To Be Signed by each Consultant Performing Work and attached for reference purposes)

Consultant agrees to abide by Blackstone’s “Sexual and Other Unlawful Forms of Harassment” policy which reads as follows:

The Blackstone Group, Inc. (“Blackstone”) is committed to providing a work environment that is free from discrimination and unlawful harassment. Actions, words, jokes, or comments based on race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other protected category will not be tolerated. Harassment (both overt and subtle) is a form of misconduct that is demeaning to another person, undermines the integrity of the professional relationship, and is strictly prohibited. Federal, state, and local law forbids harassment of an individual based on race, color, religion, creed, actual or perceived gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other legally protected category.

Sexual harassment is a unique form of discrimination which the Equal Employment Opportunity Commission has defined as follows:

Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature constitutes sexual harassment when (1) submission of such conduct is made either explicitly or implicitly a term or condition of an individual’s employment; (2) submission to or rejection of such conduct is used as the basis for employment decisions affecting such individual; or (3) such conduct has the purpose and effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

Sexual harassment may include explicit sexual propositions, suggestive or persistent comments of a sexual nature, the display of obscene or sexually oriented material, sexually oriented kidding or teasing, or jokes about gender-specific traits, foul or obscene language or gestures, and physical contact such as patting, pinching, or brushing against another’s body, and any similar behavior which is unwelcome or offensive. Sex-based harassment—that is, harassment not involving sexual activity or language—may also constitute discrimination if it is severe or pervasive and directed at employees because of their sex.

Harassment based on any other protected characteristic is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of his/her race, color, religion, creed, actual or perceived gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other legally protected category and that: (i) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

Harassing conduct includes, but is not limited to: epithets, slurs, or stereotyping; threatening, intimidating or hostile acts; denigrating jokes, pranks or display or circulation in the workplace of written or graphic material that denigrates or shows hostility or aversion toward an individual or group (including through e-mail or other electronic means).

Conduct prohibited by this policy is unacceptable in the workplace and in any work- related setting outside the workplace, such as during business trips, business meetings and business-related social events.

Individuals who are not employees of the Firm but who are on the Firm’s premises performing services are expected to and must avoid conduct prohibited by this policy. If such individuals are found to have engaged in prohibited conduct, the Firm may conclude the services of such individuals. In addition, if such individuals feel that they are being unlawfully harassed or subjected to conduct prohibited by this policy, they should inform the Chief Legal Officer of the Firm.

The Firm will investigate all reports or complaints and, if appropriate, take immediate corrective action. Efforts will be made to conduct investigations with due regard for confidentiality to ensure to the extent possible the protection of the complainant and the accused.

Policy Compliance Agreement

I agree to abide by Blackstone’s “Sexual and Other Unlawful Forms of Harassment” policy which is attached hereto.

I have read the foregoing and attachment and fully understand its terms and effects. By affixing my signature below, I hereby agree to its terms.

Your name:
(Print Your Name)

Your address:

Home phone number:

Cell phone number:

Your affiliation:
(Company Name)

SIGNATURE:

DATE:

Supervisor:

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

EXHIBIT C

Confidentiality and Non-Disparagement Agreement

(To Be Signed by each Consultant Performing Work and attached for reference purposes)

Confidential Information (Consultant)

In consideration of your temporary assignment with The Blackstone Group, Inc. (“Blackstone”), you agree to maintain the confidentiality of, and not to disclose to or discuss with, any entity or person any Confidential Information (as hereinafter defined) at all times during and subsequent to your assignment, except (i) to the extent reasonably necessary or appropriate to perform your duties, or (ii) with the prior written consent of Blackstone, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction.

For purposes of this Agreement, “Confidential Information” means Personal Information (as hereinafter defined) and all other information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of Blackstone, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of Blackstone or to its members, actual or prospective clients or investors (including funds managed by affiliates of Blackstone), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. As used herein, “Personal Information” means any information relating to an identified or identifiable individual that is disclosed to you by Blackstone or that you otherwise obtain in the performance of your duties under this Agreement. All such information, from whatever source learned or obtained and regardless of Blackstone’s connection to the information, is referred to herein as “Confidential Information.” Except for Personal Information, Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by Blackstone from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to Blackstone through Blackstone’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (i) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) Blackstone, (b) a business group of Blackstone, (c) one or more funds managed by Blackstone, or (d) any individual or group of individuals during their time at Blackstone, or (ii) describes an individual’s role in achieving or contributing to any such investment results. You agree that you will immediately notify Blackstone or the Firm of any Information Security Incident of which you become aware.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

You are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You hereby acknowledge that the Confidential Information may contain material, nonpublic information regarding Blackstone and/or any of its underlying investments and agree to comply with applicable securities laws.

You shall return to Blackstone or the Firm all originals and copies of documents, materials and computer disks containing or derived from Confidential Information, and any other Blackstone property and materials, that are in your possession or control, upon termination of your assignment. You will always comply with the Firm’s written information security plan. In addition, you shall not remove or transfer from Blackstone’s premises or computer systems any originals or copies of documents, materials and computer disks containing or derived from Confidential Information, or any other Blackstone property and materials, without Blackstone’s or the Firm’s written approval.

Non-Disparagement

You agree that, during and at any time after your assignment with Blackstone, you will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective affiliates, members, partners or employees, or regarding your relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in damage to the business or reputation of Blackstone or any of its affiliates, members, partners or employees.

Remedies

You acknowledge and agree that Blackstone’s remedy at law for any breach of the covenants contained herein would be inadequate and that for any breach of such covenants, Blackstone shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Confidentiality and Non-Disparagement Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining you from committing or continuing to commit any violation of such covenants. You agree that proof shall not be required that monetary damages for breach of the provisions of this Confidentiality and Non-Disparagement Agreement would be difficult to calculate and that remedies at law would be inadequate.

PROFESSIONAL SERVICES ADDENDUM

TO BLACKSTONE MASTER AGREEMENT

(INCLUDES EXHIBITS A-C)

I have read the foregoing and fully understand its terms and effects. By affixing my signature below, I hereby agree to its terms.

Your name:
(Print Your Name)

Your address:

Home phone number:

Cell phone number:

Your affiliation:
(Company Name)

SIGNATURE:

DATE:

Supervisor:

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